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                                                                   Exhibit 10.11



                                [Dime Letterhead]


                                                                   June 11, 1996

Ms. Peyton R. Patterson
300 East 59th Street, Apt. 3202
New York, New York 10022

                  Re:      Agreement Regarding Initial Employment Terms

Dear Peyton:

                  As we discussed, this Letter Agreement is intended to detail several elements of your initial compensation arrangements with The Dime Savings Bank of New York, FSB (the "Bank"). To the extent, however, that it describes benefits requiring the approval of the Compensation Committee or the Board of Directors of the Bank or of Dime Bancorp, Inc. (the "Company"), it is subject to that approval, and to changes that may be determined by such Committee(s) or such Board(s) from time to time, and participation in the various plans described will be pursuant to the terms of those plans, as they may be revised (and subject to their termination) from time to time by the Bank or the Company. The benefits described herein are also subject to other limitations described in further detail below.

                  1. Annual Incentive Opportunity: You will be eligible to participate in the Bank's Officer Incentive Compensation Plan during 1996, with a target incentive opportunity based on 50% of the base salary you earn in 1996, and a minimum incentive payment amount of $75,000. You will have an opportunity to earn up to 150% of your target incentive based on extraordinary performance, with the final determination of the incentive to be paid to you in the discretion of the Bank's Board of Directors. For 1997, your target incentive opportunity will be equal to 50% of your base target annualized salary, with the opportunity to earn up to 150% of your target incentive.

                  2. Long-Term Incentive Opportunity. To the extent approved from time to time by the Compensation Committee of the Bank or the Company, you will be eligible to participate in the Dime Bancorp, Inc. Senior Management Incentive Plan, with a long-term incentive equal in value (as determined by the Bank) to 60% of your base target annualized salary.


                  3. Key Executive Life Insurance. To the extent approved by the Compensation Committee of the Bank or the Company, you will be eligible to participate in the Bank's Key Executive Life Insurance/Death Benefit Plan.
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                  4. Deferred Compensation Plan. To the extent approved by the
Compensation Committee of the Bank or the Company, you will be eligible to participate in the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan.

                  5. Automobile Allowance. For purposes of enabling you to travel to and from the Bank's offices in Islandia, New York and elsewhere for business purposes, the Bank is currently providing you with the use of a Bank-owned automobile, and will reimburse you for all costs, including tolls and gasoline, incurred in connection with the business operation of the vehicle, subject to the Bank's policies, as in effect from time to time, concerning personal use of the automobile. Subsequent to the expiration of the lease of the vehicle currently being provided to you, you will continue to be entitled to the use of a Bank-owned automobile, or an allowance in lieu thereof, commensurate with that being provided under the Bank's then-effective policies to officers of the Bank of comparable rank and responsibility.

                  6. Advance Vacation. For 1996, you will be entitled to ten days' vacation, which may be taken at any time during the year, notwithstanding that under the Dime's current vacation policy such ten days would otherwise not accrue until after six full months of service.

                  Notwithstanding the foregoing, if any statue, regulation, order, agreement or regulatory interpretation thereof that is valid and binding upon the Bank, including, without limitation, 12 USC Section1828(k) and regulations thereunder (each a "Regulatory Restriction") restricts, prohibits or limits the amount of any payment or the provision of any benefit that the Bank would otherwise be liable for pursuant to this Letter Agreement, then the amount that the Bank will pay to you will not exceed the maximum amount permissible under such Regulatory Restriction; provided, that if such Regulatory Restriction shall subsequently be rescinded, superceded, amended or otherwise determined not to restrict, limit or prohibit payment by the Bank of amounts otherwise due you hereunder, the Bank shall promptly thereafter pay to you any amounts (or the value of any benefit) previously withheld from you as a result of such Regulatory Restriction. The provisions and limitations set forth in Section 10 of your Employment Agreement with the Bank dated as of June 11, 1996 (the "Employment Agreement"), to the extent required by law, are hereby incorporated by reference herein. Further, if any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a "Parachute Payment") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied in a manner that considers the benefits that are to be paid pursuant to the Employment Agreement with the Bank or otherwise, and such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Bank shall determine in its sole
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discretion. References to the Code hereunder shall be to the Code as presently in effect or to the corresponding provisions of any succeeding law.

                  This Letter Agreement is intended solely to detail certain of your initial compensation arrangements with the Bank. Nothing in this Letter Agreement (a) confers upon you the right to continue in the employment of the Bank or the right to hold any particular office or position with the Bank, (b) requires the Bank to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Bank to decrease your annual salary at any time, (c) requires the Bank to continue to provide any of the benefit plans or arrangements described above, or (d) interferes with or restricts in any way the right of the Bank to terminate your employment at any time, with or without cause. In the event of any conflict between the express provisions of this Letter Agreement and the Employment Agreement (other than the first sentence of Section 14 of the Employment Agreement, which shall not apply to this Letter Agreement), the express provisions of the Employment Agreement shall be controlling.

                  Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.

                  This Letter Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles applied in the State of New York. If any provision of this Letter Agreement is held by a court or other authority having competent jurisdiction to be invalid, void or otherwise unenforceable, in whole or in part, by reason of any applicable law, statute or regulation or any interpretation thereof, then the remainder of the provision of this Letter Agreement shall remain in full force and effect and in no way affected, impaired or invalidated. This Agreement may be assumed by the Company at its election. Following any such election, the obligations of the Bank under this Agreement shall become the obligations of the Company. Except as otherwise provided above, this Letter Agreement may only be amended in writing signed by both parties hereto.

         Please indicate your acceptance to the terms of this Letter Agreement by signing below.

                                         Very truly yours,

                                         THE DIME SAVINGS BANK OF NEW YORK, FSB



                                         By:____________________________________

AGREED AND ACCEPTED

_____________________________
Peyton R. Patterson
Date: